CORNING INCORPORATED

Incorporated under the laws of the State of New York

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AMENDED AND RESTATED

BY-LAWS

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Effective as of February 2, 2022

CORNING INCORPORATED

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BY-LAWS

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ARTICLE I

OFFICES OF THE CORPORATION

Section 1.1 Principal Office. The principal office and place of business of the corporation shall be located in the City of Corning, Steuben County, New York.

Section 1.2 Other Offices. The Board of Directors may establish and discontinue, from time to time, other offices and places of business as it deems advisable and proper for the conduct of the company’s business.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 2.1 Place of Meeting. All meetings of shareholders of the corporation may be held at such place, within or without the State of New York, as may be fixed from time to time by the Board of Directors. The Board of Directors may also in its sole discretion and the extent permitted by the New York Business Corporation Law, designate that a meeting of shareholders be held solely or in part by means of remote communication in lieu of a physically located meeting of shareholders, the platform or service of which shall be the place of such meeting. In such cases, the phrase “in person” or “present” herein shall include presence by means of remote communication.

Section 2.2 Annual Meeting. The annual meeting of shareholders for the election of directors and consideration of such other business as may properly come before the meeting shall be held on the last Thursday in April of each year, or on such other day, which shall not be a legal holiday, as shall be determined by the Board of Directors. Any previously scheduled annual meeting of shareholders may be postponed by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such annual meeting of shareholders.

Section 2.3 Special Meetings. Special meetings of the shareholders may be called at any time by the Chairman of the Board, the Chairman of the Executive Committee, a Vice Chairman or the President and shall be called by the Secretary or an Assistant Secretary upon order of the Board of Directors, the Chairman of the Board of Directors or a majority of the directors.

Section 2.4 Notice of Meetings. Notice of each annual or special meeting of the shareholders shall be served either personally or by mail or electronically upon each shareholder entitled to vote thereat. If served by mail, the notice shall be sent postpaid addressed to the shareholder at such shareholder’s address as it appears on the stock record of the corporation. If served electronically, the notice shall be sent to the e-mail or electronic address as supplied by the shareholder to the Secretary. Service of such notice shall be made not fewer than ten nor more than sixty days before the meeting date or such lesser period as permitted by applicable law. In the case of a meeting to be held solely or in part by remote communication, the notice shall state the means of remote communication authorized by the Board of Directors for participation in such meeting.

Section 2.5 Waiver of Notice. Notice of meeting need not be given to any shareholder who submits a waiver of notice, in person or by proxy, either before or after the meeting. Waiver of notice may be written or electronic. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by such shareholder.

Section 2.6 Chairman and Secretary of Meeting. The Chairman of the Board of Directors, or, in the Chairman’s absence and in the order named, the Chairman of the Executive Committee, a Vice Chairman or the President present at the meeting shall call to order and preside at all meetings of shareholders, and the Secretary of the corporation, or in the Secretary’s absence, the senior of the Assistant Secretaries (determined by the order of their election) present at the meeting shall act as secretary.

Section 2.7 Shareholders Entitled to Vote. Unless otherwise provided in the Restated Certificate of Incorporation of the Corporation, as amended, every shareholder of record shall be entitled at every meeting of the corporation to one vote for every share of stock standing in such shareholder’s name on the books of the corporation. The Board of Directors may prescribe a period, not exceeding sixty days prior to the date of any meeting of the shareholders or prior to the last day on which the consent or dissent of a shareholder may be effectively expressed for any purpose without a meeting, during which no transfer of stock on the books of the corporation may be made; or in lieu of prohibiting the transfer of stock may fix a time not fewer than ten nor more than sixty days prior to the date of any meeting of shareholders or prior to the last day on which the consent or dissent of shareholders may be effectively expressed for any purpose without a meeting as the time as of which shareholders entitled to notice of and to vote at such a meeting or whose consent or dissent is required or may be expressed for any purpose, as the case may be, shall be determined, and all persons who were holders of record of voting stock at such time and no others shall be entitled to notice of and to vote at such meeting or to express their consent or dissent as the case may be.

Section 2.8 Quorum and Adjournment. Holders of a majority of the issued and outstanding stock entitled to vote at the meeting shall constitute a quorum at all meetings, except as otherwise provided by law, by the Restated Certificate of Incorporation of the Corporation, as amended, or by these By-Laws. If, however, such majority, represented either in person or by proxy, is not present at any meeting, the shareholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without other notice than announcement at the meeting, until the requisite amount of voting stock shall be present; provided, however, that any shareholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the Chairman of the meeting. When the requisite amount of voting stock is present at an adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally called.

Section 2.9 Vote of Shareholders. At each meeting of shareholders, every shareholder entitled to vote at such meeting shall have the right to vote in person or by proxy duly appointed by an appropriate instrument, such as a writing, a telegram, a cablegram or other means of electronic transmission, in each case subscribed by or on behalf of such shareholder, and dated not more than eleven months prior to the meeting, unless such instrument provides for a longer period. The vote for directors shall be by ballot (which ballot may, if authorized by the Board of Directors, be submitted by electronic transmission). In a vote by ballot each ballot shall state the number of shares voted and the name of the shareholder or proxy voting. Except as otherwise provided by law, these By-Laws or the Restated Certificate of Incorporation of the Corporation, as amended, all corporate actions to be taken by a vote of the shareholders shall be authorized by a majority of the votes cast in favor of or against such matter at a meeting of shareholders by the holders of shares entitled to vote thereon.

ARTICLE III

DIRECTORS

Section 3.1 Election and Term.

(a) Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the corporation (other than the Common Stock) then outstanding: directors shall be elected to hold office at the annual meetings of shareholders as specified in the Restated Certificate of Incorporation of the Corporation, except as otherwise provided in the Restated Certificate of Incorporation of the Corporation and in these By-laws. Each director shall hold office until the expiration of the term for which such director is elected and until such director’s successor is elected and qualified, or until such director shall have resigned as hereinafter provided in Section 3.13.

(b) Whenever the holders of any one or more series of Preferred Stock issued by the corporation shall have the right, voting separately by series, to elect directors at an annual or a special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by Sections 3.1(a), 3.6 and 3.7 of this Article III unless expressly otherwise provided by the resolution or resolutions providing for the creation of such series.

(c) At each meeting of the shareholders for the election of directors at which a quorum is present, the vote required for election of a director shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor of or against such nominee. In a contested election, a nominee receiving a plurality of the votes cast at such election shall be elected. An election shall be considered to be contested if, as of the record date for such meeting, there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting.

Section 3.2 Nominations and Shareholder Business.

(a) Annual Meeting of Shareholders.

(1) Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any shareholder of the corporation who was a shareholder of record at the time of giving of notice provided for in this Section 3.2, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 3.2.

(2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a)(1) of this Section 3.2, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above.

(3) Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 3.2 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the corporation at least 90 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for any new position created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(b) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the corporation who is a shareholder of record at the time of giving of notice provided for in this Section 3.2, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 3.2. Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder’s notice required by this Section 3.2 shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(c) General.

(1) Only such persons who are nominated in accordance with the procedures set forth in this Section 3.2 shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 3.2. The Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 3.2 and, if any proposed nomination or business is not in compliance with this Section 3.2, to declare that such defective proposal shall be disregarded.

(2) For purposes of this Section 3.2, “public announcement” shall mean disclosure in a press release reported by Dow Jones Newswires, The Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(3) Notwithstanding the foregoing provisions of this Section 3.2, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.2. Nothing in this Section 3.2 shall be deemed to affect any rights of (i) shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) the holders of any Series Preferred Stock to elect Directors under specific circumstances.

(d) Disclosure Requirements.

(1) To be in proper form, a shareholder’s notice to the Secretary pursuant to this Section 3.2 must include the following, as applicable:

1) As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal, as applicable, is made, a shareholder’s notice must set forth: (i) the name and address of such shareholder, as they appear on the corporation’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (ii) (A) the class or series and number of shares of the corporation which are, directly or indirectly, owned beneficially and of record by such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the shareholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith have any right to vote any class or series of shares of the corporation, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith with respect to any class or series of the shares of the corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the corporation (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the corporation owned beneficially by such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith that are separated or separable from the underlying shares of the corporation, (F) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith are entitled to be based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, including without limitation any such interests held by members of the immediate family sharing the same household of such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the corporation held by such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith and (I) any direct or indirect interest of such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith in any contract with the corporation, any affiliate of the corporation or any principal competitor of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (iii) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any, and (iv) any other information relating to such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

2) If the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, a shareholder’s notice must, in addition to the matters set forth in paragraph 1) above, also set forth: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder, such beneficial owner and each of their respective affiliates or associates or others acting in concert therewith, if any, in such business, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend these By-laws, the text of the proposed amendment), and (iii) a description of all agreements, arrangements and understandings between such shareholder, such beneficial owner and any of their respective affiliates or associates or others acting in concert therewith, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder;

3) As to each individual, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors, a shareholder’s notice must, in addition to the matters set forth in paragraph 1) above, also set forth: (i) all information relating to such individual that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

4) With respect to each individual, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors, a shareholder’s notice must, in addition to the matters set forth in paragraphs 1) and 3) above, also include a completed and signed questionnaire, representation and agreement required by Section 3.2(e) of these By-Laws. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee. Notwithstanding anything to the contrary, only persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible for election as directors.

(2) For purposes of these By-Laws, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the provisions of these By-Laws, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-laws; provided, however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these By-Laws with respect to nominations or proposals as to any other business to be considered.

(4) Nothing in these By-Laws shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Restated Certificate of Incorporation of the Corporation, as amended, or these By-Laws. Subject to Rule 14a-8 under the Exchange Act, nothing in these By-Laws shall be construed to permit any shareholder, or give any shareholder the right, to include or have disseminated or described in the corporation’s proxy statement any nomination of director or directors or any other business proposal.

(e) Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee of any shareholder for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 3.2) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such individual (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation, and (2) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a director of the corporation, with such individual’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (D) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation publicly disclosed from time to time, (E) consents to being named as a nominee in the corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the corporation and agrees to serve if elected as a director and (F) will abide by the requirements of Section 3.13(b) of these By-Laws.

Section 3.3 Inclusion of Shareholder Director Nominations in the Corporation’s Proxy Materials. Subject to the terms and conditions set forth in these By-Laws, following the 2016 annual meeting of shareholders the corporation shall include in its proxy materials for an annual meeting of shareholders the name, together with the Required Information (as defined below), of any person nominated for election (the “Shareholder Nominee”) to the Board of Directors by a shareholder or group of shareholders that satisfy the requirements of this Section 3.3, including qualifying as an Eligible Shareholder (as defined in paragraph (4) below) and that expressly elects at the time of providing the written notice required by this Section 3.3 (a “Proxy Access Notice”) to have its nominee included in the corporation’s proxy materials pursuant to this Section 3.3. For the purposes of this Section 3.3:

(a) “Voting Stock” shall mean outstanding shares of capital stock of the corporation entitled to vote generally for the election of directors;

(b) “Constituent Holder” shall mean any shareholder, collective investment fund included within a Qualifying Fund (as defined in paragraph (4) below) or beneficial holder whose stock ownership is counted for the purposes of qualifying as holding the Proxy Access Request Required Shares (as defined in paragraph (4) below) or qualifying as an Eligible Shareholder (as defined in paragraph (4) below);

(c) “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended ; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership; and

(d) a shareholder shall be deemed to “own” only those outstanding shares of Voting Stock as to which the shareholder (or any Constituent Holder) possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with the foregoing clauses (i) and (ii) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by affiliates of the shareholder (or of any Constituent Holder), shall be reduced by) any shares (x) sold by such shareholder (or any of its affiliates) in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such shareholder (or any of its affiliates) for any purposes or purchased by such shareholder (or any of its affiliates) pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder (or any of its affiliates), whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of Voting Stock, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, such shareholder’s (or affiliate’s) full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder (or affiliate) or such Constituent Holder (or affiliate), other than any such arrangements solely involving an exchange listed multi-industry market index fund in which Voting Stock represents at the time of entry into such arrangement less than ten percent (10%) of the proportionate value of such index. A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which the shareholder has loaned such shares or delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which in either case is revocable at any time by the shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(1) For purposes of this Section 3.3, the “Required Information” that the corporation will include in its proxy statement is (1) the information concerning the Shareholder Nominee and the Eligible Shareholder that the corporation determines is required to be disclosed in the corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (2) if the Eligible Shareholder so elects, a Statement (as defined in paragraph (6) below). The corporation shall also include the name of the Shareholder Nominee in its proxy card. For the avoidance of doubt, and any other provision of these By-Laws notwithstanding, the corporation may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Shareholder and/or Shareholder Nominee, including any information provided to the corporation with respect to the foregoing.

(2) To be timely, a shareholder’s Proxy Access Notice must be delivered to the principal executive offices of the corporation within the time periods applicable to shareholder notices of nominations pursuant to Section 3.2 of these By-Laws. In no event shall any adjournment or postponement of an annual meeting, the date of which has been announced by the corporation, commence a new time period for the giving of a Proxy Access Notice.

(3) The number of Shareholder Nominees (including Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the corporation’s proxy materials pursuant to this Section 3.3 but either are subsequently withdrawn or that the Board of Directors decides to nominate as Board of Directors’ nominees) appearing in the corporation’s proxy materials with respect to an annual meeting of shareholders shall be the greater of (x) two (2) and (y) the largest whole number that does not exceed 20% of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in this Section 3.3 (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by:

1) the number of such director candidates for which the corporation shall have received one or more valid shareholder notices nominating director candidates pursuant to Section 3.2 of these By-Laws;

2) the number of directors in office or director candidates that in either case will be included in the corporation’s proxy materials with respect to such annual meeting as an unopposed (by the corporation) nominee pursuant to any agreement, arrangement or other understanding with any shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Voting Stock, by such shareholder or group of shareholders, from the corporation), other than any such director referred to in this clause 2) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two (2) annual terms, but only to the extent the Permitted Number after such reduction with respect to this clause 2) equals or exceeds one; and

3) the number of directors in office that will be included in the corporation’s proxy materials with respect to such annual meeting for whom access to the corporation’s proxy materials was previously provided pursuant to this Section 3.3, other than any such director referred to in this clause 3) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two (2) annual terms;

provided, further, that in the event the Board of Directors resolves to reduce the size of the Board of Directors effective on or prior to the date of the annual meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 3.3 exceeds the Permitted Number, each Eligible Shareholder will select one Shareholder Nominee for inclusion in the corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Voting Stock each Eligible Shareholder disclosed as owned in its Proxy Access Notice submitted to the corporation. If the Permitted Number is not reached after each Eligible Shareholder has selected one (1) Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(4) An “Eligible Shareholder” is one or more shareholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case as defined above), in each case continuously for at least three (3) years as of both the date that the Proxy Access Notice is received by the corporation pursuant to this Section 3.3, and as of the record date for determining shareholders eligible to vote at the annual meeting, at least three percent (3%) of the aggregate voting power of the Voting Stock (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by the corporation and the date of the applicable annual meeting, provided that the aggregate number of shareholders, and, if and to the extent that a shareholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed twenty (20). Two or more collective investment funds that are part of the same family of funds or sponsored by the same employer (a “Qualifying Fund”) shall be treated as one shareholder for the purpose of determining the aggregate number of shareholders in this paragraph (4), provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Section 3.3. No shares may be attributed to more than one group constituting an Eligible Shareholder under this Section 3.3 (and, for the avoidance of doubt, no shareholder may be a member of more than one group constituting an Eligible Shareholder). A record holder acting on behalf of one or more beneficial owners will not be counted separately as a shareholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this paragraph (4), for purposes of determining the number of shareholders whose holdings may be considered as part of an Eligible Shareholder’s holdings. For the avoidance of doubt, Proxy Access Request Required Shares will qualify as such if and only if the beneficial owner of such shares as of the date of the Proxy Access Notice has itself individually beneficially owned such shares continuously for the three-year (3 year) period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met).

(5) No later than the final date when a nomination pursuant to this Section 3.3 may be delivered to the corporation, an Eligible Shareholder (including each Constituent Holder) must provide the following information in writing to the Secretary of the corporation:

1) with respect to each Constituent Holder, the name and address of, and number of shares of Voting Stock owned by, such person;

2) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year (3 year) holding period) verifying that, as of a date within seven (7) calendar days prior to the date the Proxy Access Notice is delivered to the corporation, such person owns, and has owned continuously for the preceding three (3) years, the Proxy Access Request Required Shares, and such person’s agreement to provide:

a) within ten (10) days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested to verify such person’s ownership of the Proxy Access Request Required Shares; and

b) immediate notice if the Eligible Shareholder ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual meeting of shareholders;

3) any information relating to such Eligible Shareholder (including any Constituent Holder) and their respective affiliates or associates or others acting in concert therewith, and any information relating to such Eligible Shareholder’s Shareholder Nominee(s), in each case that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the election of such Shareholder Nominee(s) in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the Eligible Shareholder (including any Constituent Holder) and its or their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each of such Eligible Shareholder’s Shareholder Nominee(s), and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Eligible Shareholder (including any Constituent Holder), or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Shareholder Nominee were a director or executive officer of such registrant;

5) a representation that such person:

a) acquired the Proxy Access Request Required Shares in the ordinary course of business and not with the intent to change or influence control of the corporation, and does not presently have such intent;

b) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 3.3;

c) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors;

d) will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the corporation; and

e) will provide facts, statements and other information in all communications with the corporation and its shareholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 3.3;

6) in the case of a nomination by a group of shareholders that together is such an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating shareholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

7) an undertaking that such person agrees to:

a) assume all liability stemming from, and indemnify and hold harmless the corporation and each of its directors, officers, and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the corporation or out of the information that the Eligible Shareholder (including such person) provided to the corporation; and

b) file with the Securities and Exchange Commission any solicitation by the Eligible Shareholder of shareholders of the corporation relating to the annual meeting at which the Shareholder Nominee will be nominated.

In addition, no later than the final date on which a Proxy Access Notice may be submitted under this Section 3.3, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Shareholder must provide to the Secretary of the corporation documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds included within the Qualifying Fund are either part of the same family of funds or sponsored by the same employer. In order to be considered timely, any information required by this Section 3.3 to be provided to the corporation must be supplemented (by delivery to the Secretary of the corporation) (1) no later than ten (10) days following the record date for the applicable annual meeting, to disclose the foregoing information as of such record date, and (2) no later than the fifth day before the annual meeting, to disclose the foregoing information as of the date that is no earlier than ten (10) days prior to such annual meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Shareholder or other person to change or add any proposed Shareholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these By-Laws) available to the corporation relating to any defect.

(6) The Eligible Shareholder may provide to the Secretary of the corporation, at the time the information required by this Section 3.3 is originally provided, a written statement for inclusion in the corporation’s proxy statement for the annual meeting, not to exceed five hundred (500) words, in support of the candidacy of such Eligible Shareholder’s Shareholder Nominee (the “Statement”). Notwithstanding anything to the contrary contained in this Section 3.3, the corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact, or would violate any applicable law or regulation.

(7) No later than the final date when a nomination pursuant to this Section 3.3 may be delivered to the corporation, each Shareholder Nominee must:

1) provide an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the corporation reasonably promptly upon written request of a shareholder), that such Shareholder Nominee:

a) consents to being named in the corporation’s proxy statement and form of proxy card (and will not agree to be named in any other person’s proxy statement or form of proxy card) as a nominee and to serving as a director of the corporation if elected;

b) agrees, if elected, to adhere to the corporation’s Corporate Governance Guidelines and Code of Conduct and any other publicly available corporation policies and guidelines applicable to directors; and

c) is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the corporation, or any agreement, arrangement or understanding with any person or entity as to how the Shareholder Nominee would vote or act on any issue or question as a director, in each case that has not been disclosed to the corporation;

2) complete, sign and submit all questionnaires, representations and agreements required by these By-Laws or of the corporation’s directors generally; and

3) provide such additional information as necessary to permit the Board of Directors to determine if such Shareholder Nominee:

a) is independent under the listing standards of each principal U.S. exchange upon which the common stock of the corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the corporation’s directors;

b) has any direct or indirect relationship with the corporation other than those relationships that have been deemed categorically immaterial pursuant to the corporation’s Corporate Governance Guidelines;

c) would, by serving on the Board of Directors, violate or cause the corporation to be in violation of these By-Laws, the Restated Certificate of Incorporation of the Corporation, as amended, the rules and listing standards of the principal U.S. exchange upon which the common stock of the corporation is listed or any applicable law, rule or regulation; and

d) is not and has not been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission.

In the event that any information or communications provided by the Eligible Shareholder (or any Constituent Holder) or the Shareholder Nominee to the corporation or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of the corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including without limitation under these By-Laws) available to the corporation relating to any such defect.

(8) Any Shareholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of shareholders but either (1) withdraws from or becomes ineligible or unavailable for election at that annual meeting (other than by reason of such Shareholder Nominee’s disability or other health reason), or (2) does not receive votes cast in favor of the Shareholder Nominee’s election of at least ten percent (10%) of the shares of the issued and outstanding stock entitled to vote at the meeting, will be ineligible to be a Shareholder Nominee pursuant to this Section 3.3 for the next two annual meetings. Any Shareholder Nominee who is included in the corporation’s proxy statement for a particular annual meeting of shareholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 3.3 or any other provision of these By-Laws, the Restated Certificate of Incorporation of the Corporation, as amended, or other applicable regulation any time before the annual meeting of shareholders, will not be eligible for election at the relevant annual meeting of shareholders.

(9) The corporation shall not be required to include, pursuant to this Section 3.3, a Shareholder Nominee in its proxy materials for any annual meeting of shareholders, or, if the proxy statement already has been filed, to allow the nomination of a Shareholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the corporation:

1) who is not independent under the listing standards of the principal U.S. exchange upon which the common stock of the corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the corporation’s directors, in each case as determined by the Board of Directors;

2) whose service as a member of the Board of Directors would violate or cause the corporation to be in violation of these By-Laws, the Restated Certificate of Incorporation of the Corporation, as amended, the rules and listing standards of the principal U.S. exchange upon which the common stock of the corporation is traded, or any applicable law, rule or regulation;

3) if the Eligible Shareholder (or any Constituent Holder) or applicable Shareholder Nominee otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Section 3.3 or any agreement, representation or undertaking required by this Section; or

4) if the Eligible Shareholder ceases to be an Eligible Shareholder for any reason, including but not limited to not owning the Proxy Access Request Required Shares through the date of the applicable annual meeting.

For the purposes of this paragraph (9), clauses 1) and 2) and, to the extent related to a breach or failure by the Shareholder Nominee, clause 3) will result in the exclusion from the proxy materials pursuant to this Section 3.3 of the specific Shareholder Nominee to whom the ineligibility applies, or, if the proxy statement already has been filed, the ineligibility of such Shareholder Nominee to be nominated; provided, however, that clause 4) and, to the extent related to a breach or failure by an Eligible Shareholder (or any Constituent Holder), clause 3) will result in the Voting Stock owned by such Eligible Shareholder (or Constituent Holder) being excluded from the Proxy Access Request Required Shares (and, if as a result the Proxy Access Notice shall no longer have been filed by an Eligible Shareholder, the exclusion from the proxy materials pursuant to this Section 3.3 of all of the applicable shareholder’s Shareholder Nominees from the applicable annual meeting of shareholders or, if the proxy statement has already been filed, the ineligibility of all of such shareholder’s Shareholder Nominees to be nominated).

Section 3.4 Qualification. Directors need not be shareholders. Acceptance of the office may be expressed orally or in writing, except as otherwise provided in these By-Laws.

Section 3.5 Number. The number of directors constituting the Board of Directors of the corporation shall be not less than nine nor more than twenty-four, the exact number within such minimum and maximum limitations to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors; and such exact number shall be twenty-one unless otherwise determined by a resolution so adopted by a majority of the entire Board of Directors. As used in these By-Laws, the terms “entire Board of Directors” and “entire Board” mean the total authorized number of directors which the corporation would have if there were no vacancies.

Section 3.6 Vacancies. Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the corporation (other than the Common Stock) then outstanding, any vacancies in the Board of Directors resulting from the death, resignation, retirement, disqualification or removal from office of a director or other cause shall, if occurring prior to the expiration of the term of office of such director, be filled only by the affirmative vote of a majority of the remaining directors of the entire Board of Directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the next annual meeting of shareholders and until such director’s successor is elected and qualified.

Section 3.7 Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the corporation (other than the Common Stock) then outstanding, (i) any director, or the entire Board of Directors, may be removed by the shareholders from office at any time prior to the expiration of such director’s term of office, but only for cause and only by the affirmative vote of the holders of record of outstanding shares representing a majority of the voting power of all of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, and (ii) any director may be removed from office by the affirmative vote of a majority of the entire Board of Directors, at any time prior to the expiration of such director’s term of office, but only for cause.

Section 3.8 General Powers. The business and affairs of the corporation shall be managed by the Board of Directors. Notwithstanding any other provision of the Restated Certificate of Incorporation of the Corporation, as amended, and these By-Laws and subject to the other provisions of Sections 3.1(a) and (b), 3.5, 3.6 and 3.7 of this Article III, the Board of Directors shall determine the rules and procedures that shall affect the directors’ power to manage and direct the business and affairs of the corporation. Without limiting the foregoing, the Board of Directors shall designate and empower committees of the Board of Directors, shall elect and empower the officers of the corporation and fix their salaries and other compensation, may appoint and empower other officers and agents of the corporation, may grant general or limited authority to its Chairman, the Chairman of the Executive Committee, the Vice Chairmen, the President and the Group Presidents and other officers and agents of the corporation to make, execute and deliver contracts and other instruments and documents in the name and on behalf of the corporation and under its seal without specific authority in each case, and shall determine to the extent not inconsistent with these By-Laws the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, Board action. In addition, the Board may exercise all of the powers of the corporation and do all lawful acts and things which are not reserved to the shareholders by statute, the Restated Certificate of Incorporation of the Corporation, as amended, or these By-Laws.

Section 3.9 Executive Committee. The Board of Directors may, by resolution adopted by vote of a majority of the entire Board, appoint an Executive Committee, to consist of the chief executive officer of the corporation and at least two other directors, which shall be empowered to perform such functions as may be delegated to it by the Board. The Chairman of the Board of Directors shall act as chairman of the Executive Committee unless another member shall have been appointed chairman by the Board of Directors.

Section 3.10 Audit Committee. The Board of Directors, not later than April 30 in each year, shall by resolution adopted by vote of a majority of the entire Board appoint an Audit Committee to consist of three or more directors (none of whom shall be an officer of the corporation or of any of its subsidiary companies) and may appoint one of the members of such Committee to be its Chairman. The Committee shall appoint, annually, a firm of certified public accountants to audit the books and accounts of the corporation and its subsidiary companies and to report to the Committee. The Committee shall confer with such accountants and shall determine the scope of the audits of the books and accounts of the corporation and its subsidiary companies and shall bring to the attention of the Board of Directors those items relating to the audits or the corporation’s accounting practices which the Committee and the auditors believe to merit Board review. As soon as practicable after the close of each fiscal year the Committee shall transmit to the Board of Directors the consolidated balance sheet of the corporation and its subsidiary companies as at the end of each such fiscal year and related statements of consolidated income and surplus for such year, with the certificate of the accountants with respect thereto; and such financial statements and certificate shall be incorporated in the Annual Report to the shareholders of the corporation. The Audit Committee shall establish the rules for the conduct of its meetings; shall keep minutes of its acts and proceedings, which in each instance shall be reported at the next meeting of the Board of Directors.

Section 3.11 Meetings of the Board; Quorum and Manner of Acting. The Board of Directors may meet and organize immediately after and at the place where the annual meeting of shareholders is held, without notice of such meeting, provided a majority of the entire Board shall be present. Regular meetings of the Board may be held without notice at such time and place as from time to time may be determined by the Board. Special meetings of the Board or of any Committee thereof may be called by the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman or the President and shall be called by the Secretary or, in the Secretary’s absence, an Assistant Secretary, on the written request of any two directors. Notice of any special meeting of the Board or any Committee thereof shall be mailed to such director, or such Committee member, including alternates as the case may be, addressed to such director, or such Committee member, at such director’s, or such Committee member’s, residence or usual place of business, not later than the second day before the day on which the meeting is to be held, or shall be sent to such director, or such Committee member, at such place by rapifax, by telegraph, or by other means such as electronic advice or be delivered personally, or by telephone, not later than the day before the day on which the meeting is to be held. Notice of any meeting of the Board or of any Committee need not be given, however, to any director, if waived by such director in writing, either before or after such meeting be held, or if such director shall be present at the meeting; and any meeting of the Board of Directors or of any Committee shall be a legal meeting without any notice thereof having been given, if all the members shall be present thereat. A majority of the directors in office at the time of any regular or special meeting of the Board or any Committee thereof shall be present in person at such meeting in order to constitute a quorum for the transaction of business. Any one or more directors or Committee members may participate in any meeting of the Board or any Committee thereof by means of a conference telephone or similar communications equipment permitting all persons participating in such meeting to hear each other at the same time, participation by such means to constitute presence in person at such meeting. Except as otherwise required by statute or by the Restated Certificate of Incorporation of the Corporation, as amended, or by these By-Laws, the act of a majority of the directors or Committee members present at any such meeting at which a quorum is present shall be the act of the Board of Directors or any Committee thereof. In the absence of a quorum, a majority of the directors or Committee members present may adjourn the meeting from time to time until a quorum be had. Notice of any adjourned meeting need not be given. Action by the Board or any Committee thereof may be taken without a meeting provided that all members of the Board or Committee consent in writing to the adoption of a resolution authorizing such action, such resolution and written consent thereto by the directors or Committee members to be filed with the minutes of the proceedings of the Board or Committee.

Section 3.12 Directors’ Fees. In consideration of a director serving in such capacity, each director of the corporation, other than directors who are officers of the corporation or any of its subsidiary companies, shall be entitled to receive an annual fee in such amount and payable in such installments, as the Board of Directors, by vote of a majority of the entire Board, may from time to time determine. The Board of Directors shall also have authority to determine, from time to time, the amount of compensation which shall be paid to its members for attendance at meetings of any committee of the Board as well as to any director rendering special services to the corporation.

Section 3.13 Resignations.

(a) Any director of the corporation may resign at any time by giving written notice of resignation to the Board of Directors, the Chairman of the Board or the Secretary.

Subject to Section 3.13(b), any such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon its receipt, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b) Majority Voting for Directors.

(1) Any incumbent nominee for director who does not receive the affirmative vote of a majority of the votes cast in any uncontested election shall promptly following certification of the election results tender his or her resignation to the Board of Directors.

(2) The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, shall decide whether to accept or reject the tendered resignation. The Nominating and Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision as to whether to accept or reject such recommendation, may each consider any factors or other information that it considers relevant.

(3) Any incumbent nominee for director who tenders his or her resignation in accordance with the resignation policy shall recuse himself or herself from the deliberations, recommendation or decision, as applicable, of the Nominating and Corporate Governance Committee and the Board of Directors regarding whether to accept such resignation. However, if a majority of the members of the Nominating and Corporate Governance Committee or Board of Directors, as applicable, are required to tender resignations in accordance with the director resignation policy, then the independent directors who are not required to tender resignations shall appoint a committee from amongst themselves to consider the resignations and, in the event there are fewer than three such independent directors, the entire Nominating and Corporate Governance Committee or Board of Directors, as applicable, may participate in the deliberations, recommendation or decision, as applicable.

(4) Within 90 days of the certification of the election results, the Board of Directors shall decide whether to accept or reject the tendered resignation. The Board shall promptly disclose its decision in a press release or filing with the Securities and Exchange Commission. Such press release or filing shall include, if applicable, an explanation of the Board of Directors’ reasons for rejecting the tendered resignation.

ARTICLE IV

OFFICERS

Section 4.1 Officers. The elected officers of the corporation shall be a Chairman of the Board of Directors (who shall be a director), a Chairman of the Executive Committee, one or more Vice Chairmen, a President or one or more Group Presidents, a Controller, a General Counsel, a Secretary and a Treasurer. The Board of Directors may elect or appoint an Honorary Chairman of the Board of Directors, an Honorary Vice Chairman of the Board of Directors, an Honorary Chairman of the Executive Committee, one or more Honorary Vice Presidents, and corresponding Officers Emeriti: and either the Board of Directors or the Executive Committee may elect or appoint one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, one or more Assistant Controllers, and such other assistant officers and agents as, from time to time, may appear to be necessary or advisable in the conduct of the affairs of the corporation. The Board of Directors may designate an officer as the principal or chief executive officer of the corporation who, under the direction of the Board of Directors, shall have the general management, direction and superintendence of the business and affairs of the corporation. The Board of Directors may also designate an officer (or two or more officers acting together) as the principal operating officer of the corporation with responsibility for the business, property and affairs of the corporation. Either the Board of Directors or the Executive Committee may designate one or more officers or assistant officers as the principal financial officer of the corporation or the principal accounting officer of the corporation. The same person may be elected or appointed to two or more offices except that no person shall simultaneously hold the offices of President or Group President and Secretary. So far as practicable, all elected officers shall be elected at the organization meeting of the Board, in each year, and shall hold office until the organization meeting of the Board in the next subsequent year and until their respective successors are chosen; but any officer, elected or appointed, may be removed at any time, either for or without cause, by vote of a majority of the entire Board of Directors, at any meeting. All officers shall hold office during the pleasure of the Board. If any vacancy occurs in any office, the Board of Directors or the Executive Committee, as provided above, may elect or appoint a successor to fill such vacancy for the remainder of the term.

Section 4.2 Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside, when present, at all meetings of the Board of Directors and of the shareholders and at all meetings of the Executive Committee in the absence of a chairman of such Committee appointed by the Board. The Chairman shall have such further powers and duties as may be given to the Chairman by the Board of Directors or the Executive Committee.

Section 4.3 Chairman of the Executive Committee. The Chairman of the Executive Committee shall preside, when present, at all meetings of the Executive Committee. The Chairman of the Executive Committee shall act in a general consultative and advisory capacity to the Chairman of the Board of Directors and shall have such further powers and duties as may be given to the Chairman of the Executive Committee by the Board of Directors, the Executive Committee, or the Chairman of the Board of Directors.

Section 4.4 Vice Chairmen. The Vice Chairmen shall perform, in the absence or incapacity of the Chairman of the Board of Directors and the Chairman of the Executive Committee or when so directed by either, the duties of such officer. They shall have such further powers and duties as may be given them by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors or the Chairman of the Executive Committee.

Section 4.5 President. The President, under the direction of the Chairman of the Board of Directors, shall have superintendence of the business, properties and affairs of the corporation. The President shall have such further powers and duties as may be given the President by the Board of Directors, the Executive Committee, or the Chairman of the Board of Directors. In the absence or incapacity of the Chairman of the Board of Directors, the Chairman of the Executive Committee and the Vice Chairmen, the President shall perform the duties of those officers.

Section 4.6 Group President. A Group President shall, under the direction of the chief operating officer of the corporation, or if no one has been so designated, the Chairman of the Board of Directors, have superintendence of such segments of the business, properties and affairs of the corporation and such further powers and duties as may be given or assigned to a Group President by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors or the Chairman of the Executive Committee.

Section 4.7 Executive Vice Presidents. The Executive Vice Presidents shall perform such duties and shall have such powers as may be given them by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman or the President or a Group President.

Section 4.8 Senior Vice Presidents. The Senior Vice Presidents shall perform such duties and shall have such powers as may be given them by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, the Vice Chairmen or the President or a Group President. From time to time one of the Senior Vice Presidents may be designated as the Senior Vice President for Finance. The Senior Vice President for Finance may hold any other office in the corporation.

Section 4.9 Vice Presidents. The Vice Presidents shall perform such duties and shall have such powers as may be given them by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, the Vice Chairmen, the President or a Group President, or an Executive Vice President.

Section 4.10 Treasurer. The Treasurer shall have the care and custody of the corporate funds and securities. The Treasurer shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the corporation in the manner ordered by the Board. The Treasurer shall upon request render an account of all the Treasurer’s transactions as Treasurer to the Board of Directors. The Treasurer shall, at all reasonable hours, exhibit the Treasurer’s books and accounts to any director upon application. The Treasurer or an Assistant Treasurer or such other officers, directors or agents as may be designated by the Board of Directors shall endorse checks, notes or drafts payable to the order of the corporation and sign and countersign checks, drafts and orders for the payment or withdrawal of moneys or securities on deposit in the corporate accounts in such manner as the Board may direct. The Treasurer shall have such further powers and duties as may be given to the Treasurer by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman, or the President.

Section 4.11 Secretary. The Secretary shall keep the minutes of the meetings of the Board of Directors and of the Executive Committee and of the shareholders. The Secretary shall attend to the giving and serving of all notices of the corporation. The Secretary shall affix the seal of the corporation to all certificates of stock, except in cases where the transfer agent of the corporation is authorized to affix the seal. The Secretary shall have charge of the stock certificate books, other than those in the hands of the transfer agent, and such other books and papers as the Board may direct. The Secretary shall attend to such correspondence as may be assigned to the Secretary, and perform all other duties incidental to the Secretary’s office. The Secretary shall keep a stock record containing the names, alphabetically arranged, of all persons who are shareholders of the corporation, showing their places of residence, the number of shares of stock held by them respectively, and the time when they became owners. The Secretary shall have such further powers and duties as may be given the Secretary by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman or the President.

Section 4.12 General Counsel. The General Counsel shall be the legal adviser of the corporation. The General Counsel may hold any other office in the corporation.

Section 4.13 Controller. The Controller shall be responsible for and have active control of all matters pertaining to the accounts of the corporation. The Controller shall audit all payrolls and vouchers and shall direct the manner of certifying the same; shall supervise the manner of keeping all vouchers for payments and all other documents relating to such payments; shall receive, audit and consolidate all operating and financial statements of the corporation and its subsidiaries; and shall have the care, custody and supervision of the books of account of the corporation. The Controller shall, at all reasonable hours, exhibit the Controller’s books and accounts to any director upon application. The Controller shall, upon request, render an account of the financial condition of the corporation to the Board of Directors. The Controller shall have such further powers and duties as may be given the Controller by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman or the President.

Section 4.14 Assistant Secretaries. Assistant Secretaries shall perform the duties of the Secretary in the absence of the Secretary, and shall have such further powers and duties as may be given to them by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman, the President or the Secretary.

Section 4.15 Assistant Treasurers. Assistant Treasurers shall perform the duties of the Treasurer in the absence of the Treasurer, and shall have such further powers and duties as may be given to them by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman, the President or the Treasurer.

Section 4.16 Assistant Controllers. Assistant Controllers shall perform the duties of the Controller in the absence of the Controller, and shall have such further powers and duties as may be given to them by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman of the Board of Directors, the President or the Controller.

Section 4.17 Emeriti and Honorary Officers. No individual elected or appointed to an Honorary Office or an Emeritus Office pursuant to this Article IV shall have as a result of such election or appointment any rights, duties or responsibilities with respect to the business or affairs of this corporation as determined by law or the By-Laws of this corporation.

ARTICLE V

CAPITAL STOCK

Section 5.1 Payments. All payments for stock of the corporation shall be received by the Treasurer. Failure to pay an installment upon a stock subscription when required to be paid by the Board of Directors shall work a forfeiture of the shares of stock in arrears, pursuant to Section 503 of the Business Corporation Law of the State of New York.

Section 5.2 Certificates for Stock; Uncertificated Shares. The shares of stock of the corporation may be represented by certificates or uncertificated, as provided by New York law. To the extent shares are represented by a certificate, the certificate shall be signed by the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman or the President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and may be sealed with the seal of the corporation or a facsimile thereof. Where any such certificate is manually countersigned by either a transfer agent or a registrar (other than the corporation itself or its employee) any other signature on such certificate may be a facsimile, engraved, stamped or printed. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate was issued, it may be issued by the corporation with the same effect as if that individual were such officer at the date of issue. Shares of the corporation’s stock may also be evidenced by registration in the holder’s name in uncertificated, book-entry form on the books of the corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, to the extent required by applicable law, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates representing shares of that class of stock. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

Section 5.3 Transfer Agents and Registrars. The Board of Directors may, in its discretion, appoint responsible banks or trust companies or other qualified institutions in the Borough of Manhattan, in the City of New York and in such other cities or states as the Board may deem advisable, to act as transfer agents or registrars of the stock of the corporation; and, upon such appointments being made, no stock certificates shall be valid until countersigned by one of such transfer agents and registered by one of such registrars and no issuance or transfer of any uncertificated shares shall be valid until book-entry thereof shall have been made on the records of such transfer agents or registrars.

Section 5.4 Transfers. Transfers of stock represented by certificates shall be made on the books of the corporation only by the person named in the certificate or by an attorney-in-fact lawfully constituted in writing and upon surrender and cancellation of a certificate or certificates for a like number of shares of the same class of stock, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures as the corporation or its agents may reasonably require.Transfers of uncertificated shares shall be made on the books of the corporation only by the record holder thereof, or by an attorney-in-fact, upon presentation of proper evidence of authority to transfer in accordance with customary procedures for transferring shares in uncertificated form. Written notice of the transfer shall be given by the corporation to the extent required by applicable law.

Section 5.5 Determination of Shareholders of Record for Certain Purposes. The Board of Directors may fix a time, not exceeding sixty days preceding the date fixed for the payment of any dividend, or the making of any distribution or for the delivery of evidences of rights or evidences of interest arising out of any change, conversion or exchange of capital stock, as a record time for the determination of the shareholders entitled to receive any such dividend, distribution, rights or interest. The Board of Directors at its option, in lieu of so fixing a record time, may prescribe a period not exceeding sixty days prior to the date for such payment, distribution or delivery during which no transfer of stock on the books of the corporation may be made.

Section 5.6 Shareholders of Record Recognized. The corporation shall be entitled to treat the holder of record of any stock certificate and any holder of record of uncertificated shares as the holder in fact and owner of the shares represented thereby and shall not be bound to recognize any equitable claim to or interest in such stock on the part of any other person, whether or not it shall have express or other notice thereof save as expressly provided by the laws of New York.

Section 5.7 Lost Certificate. In case any certificate of stock shall be lost or destroyed, the Board of Directors, in its discretion, may authorize the issue of a substitute certificate or, at the request of the holder, substitute stock in uncertificated form, in place of the certificate so lost or destroyed, and may cause any substitute certificate to be countersigned by the appropriate transfer agent and such certificate or uncertificated stock shall be registered by the appropriate registrar; provided, that, in each such case, the lost or destroyed certificate shall be canceled on the books of the corporation and the applicant for a substitute certificate shall furnish to the corporation and to such of its transfer agents and registrars as may require the same, evidence to their satisfaction, in their discretion, of the loss or destruction of such certificate and of the ownership thereof and also such security and indemnity as may by them be required.

Section 5.8 Regulations. The Board of Directors may make such additional rules and regulations as it may deem expedient, and not inconsistent with these By-Laws, concerning the issue, transfer and registration of certificated or uncertificated shares of stock of the corporation.

ARTICLE VI

INSPECTORS OF ELECTION

Section 6.1 Inspectors of Election. At every meeting of shareholders the vote shall be conducted by one or more inspectors of election elected at the last annual meeting of shareholders or, if not so elected, appointed for that purpose by the Board of Directors or, if not so elected or appointed, elected by a per capita vote of the shareholders present at the meeting in person or by proxy; and all questions respecting the qualification of voters, the validity of the proxies and the acceptance or rejection of votes shall be decided by such inspectors who, before entering upon the discharge of their duties, shall be duly sworn faithfully to execute the duties of inspectors at such meeting with strict impartiality, and according to the best of their ability. If any inspector elected or appointed to act at any meeting shall be absent or refuse to act, or if such inspector’s office shall become vacant, the shareholders present at the meeting in person or by proxy shall, by a per capita vote, appoint another inspector to act in such inspector’s place.

ARTICLE VII

SEAL

Section 7.1 Seal. The seal of the corporation shall be in the form of a circle and shall bear the name of the corporation followed by the words “Corning, NY”, the year of its incorporation, and in the center of the circle the words “Founded 1851”.

Section 7.2 Affixing and Attesting. The seal of the corporation shall be in the custody of the Secretary, who shall have power to affix it to the proper corporate instruments and documents, and who shall attest it. In the Secretary’s absence it may be affixed and attested by an Assistant Secretary or affixed and attested by the Treasurer or an Assistant Treasurer. The transfer agent of the stock of the corporation may have a facsimile thereof and affix the same to stock certificates issued by it.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Signatures to Negotiable Paper. All checks, drafts, notes and other negotiable instruments of the corporation shall be signed, countersigned and endorsed by such directors, officers and agents as the Board of Directors may designate from time to time.

Section 8.2 Delegation of Duties. In the absence of any officer, or for any other reason, the Board of Directors may delegate the powers or duties of an officer to another officer or director.

Section 8.3 Dividends. Dividends upon the shares of the capital stock of the corporation may be declared and paid out of the net assets of the corporation in excess of its capital, as often and at such times as the Board of Directors may determine, subject to the limitations set forth in the Restated Certificate of Incorporation of the Corporation, as amended.

Section 8.4 Indemnification of Directors and Officers. (a) To the full extent authorized or permitted by law, the corporation shall indemnify any person made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, including an action by or in the right of this corporation or any corporation of any type or kind, domestic or foreign, or any joint venture, trust, employee benefit plan, partnership or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that such person, such person’s testator or intestate, is or was or has agreed to become a director or officer of the corporation, or is serving or served or agreed to serve in any capacity such other corporation, joint venture, trust, employee benefit plan, partnership or other enterprise, and such person is serving or served or agreed to serve at the request of the corporation. Without limitation of the foregoing, such indemnification shall include indemnification against all judgments, fines, amounts paid in settlement, taxes, penalties and reasonable expenses, including attorneys’ fees and costs of investigation or defense reasonably incurred by any such person in connection with any such action or proceeding or any appeal therein, and which expenses have not been recouped by such person in any other manner.

(b) Advancement of Expenses. Upon the request of any person entitled to indemnification pursuant to Section 8.4 of this Article VIII, the corporation shall pay promptly to such person all expenses reasonably incurred by such person in connection with an action or proceeding with respect to which such person is, in the absence of a final adjudication adverse to such person, entitled to indemnification hereunder; provided that such payment shall be subject to the receipt by the corporation of that person’s undertaking to repay the portion of such expenses to which it is finally determined that such person is not entitled; and provided further that no such payment shall be made if a majority of disinterested directors of the corporation, provided such majority constitutes a quorum of the Board, or if there is not a quorum of disinterested directors, independent legal counsel not a party to such action or proceeding and not regular counsel to the corporation, determines in good faith that it is likely that such person will be found not to be entitled to such indemnification and will not in that event fulfill such person’s undertaking to repay such advances. A person entitled to indemnification shall cooperate in good faith with any request by the corporation that common counsel be utilized by parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

(c) Contractual Article. Section 8.4 of this Article VIII shall be deemed to constitute a contract between the corporation and a person entitled to indemnification and may not, without the consent of such person, be amended to effect adversely such person with respect to any event, act or omission occurring or allegedly occurring prior to the end of the term of office such person is serving when such amendment is adopted. The corporation is authorized to enter into agreements with any of its directors or officers extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to Section 8.4 of this Article VIII, it being expressly recognized that all directors and officers of the corporation, by serving as such after the adoption hereof, are acting in reliance hereon and the corporation is estopped to contend otherwise.

(d) Insurance. The corporation may, but need not, maintain insurance at its expense insuring persons entitled to indemnification under Section 8.4 of this Article VIII against liabilities whether or not such liabilities are indemnifiable pursuant to Section 8.4 of this Article VIII.

(e) Non-exclusivity. The indemnification provided by Section 8.4 of this Article VIII shall not be deemed exclusive of any other rights to which a director or officer of the corporation may be entitled.

(f) Amendment to Conform to Business Corporation Law. If and to the extent that any provision of Section 8.4 of this Article VIII is inconsistent with Article 7 of the Business Corporation Law of the State of New York, such provision shall be deemed to have been amended to the extent necessary to make it consistent with such Article 7.

Section 8.5 Signatures to Contracts. Except as otherwise prescribed by the Board of Directors, the Chairman of the Board of Directors, the Chairman of the Executive Committee, the Vice Chairmen, the President, any Group President, any Executive Vice President, any Senior Vice President or any other Vice President shall sign and execute all contracts, instruments and documents in the name of the corporation.

ARTICLE IX

AMENDMENTS

Section 9.1 Amendments. These By-Laws may be altered or repealed, in any respect, and new By-Laws, not inconsistent with any provision of the Restated Certificate of Incorporation of the Corporation, as amended, or any provision of law, may be adopted, either by the affirmative vote of the holders of record of a majority in number of the outstanding shares of stock entitled to vote, given at an annual meeting, or at any special meeting the notice of which shall include the form of the proposed amendment or repeal or of the proposed new By-Laws, or a summary thereof, or by vote of a majority of the entire Board of Directors, given at any meeting thereof, the notice of which shall include the form of the proposed amendment or repeal or of the proposed new By-Laws, or a summary thereof.

Section 9.2 Repeal of Old By-Laws. All prior By-Laws of the corporation are hereby repealed.